Exhibit 10(d)

HUMANA SUPPLEMENTAL EXECUTIVE

RETIREMENT

AND SAVINGS PLAN

AMENDED AND RESTATED AS OF

JUNE 25, 2009

TABLE OF CONTENTS

		Page
	ARTICLE 3

	PARTICIPATION IN THE PLAN

3.1	Eligible Employees	5
3.2	Provisions of Plan Binding on Participants	5
3.3	Notification of Participation	5
3.4	Termination of Benefit Accrual	5

	ARTICLE 4

	SUPPLEMENTAL BENEFITS

4.1	Amount of Supplemental Benefits	5
4.2	Accrual of Supplemental Benefits	6
4.3	Investment Options	6
4.4	Reallocation Among Investment Options	7
4.5	Adjustments to Account Balances	7

	ARTICLE 5

	DISTRIBUTION OF BENEFITS

5.1	Eligibility for Distribution of Supplemental Benefits	7
5.2	Form of Payment	7
5.3	Initial Election of Form of Distribution	7
5.4	Subsequent Election	8
5.5	Change in Control Election	8
5.6	Rabbi Trust	8
5.7	Source of Supplemental Benefits	9
5.8	Distributions to Beneficiaries	9
5.9	Payments to Specified Employees	9

	ARTICLE 6

	PLAN ADMINISTRATION

6.1	Duties of the Plan Administrator	9
6.2	Establishment of Rules and Claims Procedure	9

TABLE OF CONTENTS

		Page
6.3	Employment of Counsel, Etc.	10
6.4	Payment of Expenses	10

	ARTICLE 7

	AMENDMENTS AND RESERVATION OF COMPANY RIGHTS

7.1	Rights Generally to Make Amendments	10
7.2	Conditions to Amendment, Suspension or Termination	10
7.3	Accelerated Distribution Upon Loss of Tax Deferral	10

	ARTICLE 8

	CHANGE IN EMPLOYMENT

8.1	Participant Transfer from Employer to Employer	11
8.2	Participant Transfer from Employer to Related Employer	11

	ARTICLE 9

	MISCELLANEOUS PROVISIONS

9.1	Prohibition Against Assignment	11
9.2	Plan Voluntary on Part of Employers	11
9.3	Plan Not Contract of Employment	11
9.4	Form of Notice	12
9.5	Construction	12
9.6	Payments to Minors, etc.	12

HUMANA SUPPLEMENTAL EXECUTIVE RETIREMENT

AND SAVINGS PLAN

AMENDED AND RESTATED AS OF

JUNE 25, 2009

WHEREAS, HUMANA INC. (“Humana”), a Delaware corporation with its principal place of business in Louisville, Kentucky (“Sponsoring Employer”), has adopted the Humana Retirement and Savings Plan (“Retirement and Savings Plan”), which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), and

WHEREAS, certain employees of the Sponsoring Employer and its subsidiaries are eligible for allocations of contributions to retirement accounts and pretax savings accounts under the Retirement and Savings Plan and the Humana Puerto Rico 1165(e) Retirement Plan and plans previously terminated or merged into the Retirement and Savings Plan (collectively, “Qualified Plans”), and

WHEREAS, pursuant to the terms of the Qualified Plans, the benefits of certain employees of the Sponsoring Employer and its subsidiaries have been and will be reduced because of the limitation on compensation of Section 401(a)(17) of the Code, the nondiscrimination requirements of Sections 401(k) and 401(m) of the Code, the limitation on allocations of contributions of Section 415 of the Code and certain other limitations imposed by applicable provisions of the Puerto Rico Internal Revenue Code, and

WHEREAS, the Board of Directors of the Sponsoring Employer (“Board of Directors”) desires to continue to provide a supplemental benefit to a select group of management and highly compensated employees in the amount of the reduction of their benefits and employer contributions under the Qualified Plans, and

WHEREAS, on September 1, 1982, the Sponsoring Employer adopted the Humana Supplemental Executive Retirement Plan, and

WHEREAS, on May 11, 1988, the Sponsoring Employer adopted the Humana Thrift Excess Plan, and

WHEREAS, on December 31, 2003 the Sponsoring Employer merged the Humana Supplemental Executive Retirement Plan and the Humana Thrift Excess Plan, and amended and restated those plans as a single plan, namely the Humana Supplemental Executive Retirement and Savings Plan (the “Plan”), and

WHEREAS, the Sponsoring Employer now desires to amend the Plan to comply with Section 409A and to make certain other changes to the Plan.

NOW, THEREFORE, the Sponsoring Employer, pursuant to the right to amend the Plan contained in Article 7, hereby approves and adopts this amendment and restatement effective June 25, 2009, except for the modifications to Section 2.23 which shall be effective January 1, 2010.

ARTICLE 1

PURPOSE AND APPLICABILITY OF PLAN

1.1 Purpose of Plan. The purpose of the Plan shall be to provide Supplemental Benefits to Participants whose benefits under the Qualified Plans have been or will be reduced because of the compensation limitation of Section 401(a)(17) of the Code, the nondiscrimination requirements of Sections 401(k) and 401(m) of the Code and certain limitations imposed by applicable provisions of the Puerto Rico Internal Revenue Code, upon the terms and conditions, and subject to the limitations, contained herein.

1.2 Applicability of Plan. The provisions of the Plan shall apply only to persons participating in Qualified Plans on and after the applicable dates specified in Section 3.1.

ARTICLE 2

DEFINITIONS

As used herein, the following words and phrases shall have the meanings specified below, unless a different meaning is plainly required by the context. Terms not defined herein shall have the meanings specified in the Retirement and Savings Plan.

2.1 Accounts. A Participant’s Supplemental Retirement Account, Supplemental Pretax Savings Account and OTRP Rollover Account.

2.2 Beneficiary and Secondary Beneficiary. The person or persons (or a trust) as set forth under the Qualified Plans unless a Participant shall have elected in writing a different Beneficiary and Secondary Beneficiary for this Plan, in which case the written election for this Plan shall govern.

2.3 Board of Directors. The Board of Directors of the Sponsoring Employer.

2.4 Change in Control. Change in Control shall have the meaning set forth in Appendix A.

2.5 Code. The Internal Revenue Code of 1986, as it has been and may be amended from time to time. Reference to any section of the Code shall include any provision successor thereto.

2.6 Compensation Committee. The Organization and Compensation Committee of the Board of Directors of the Sponsoring Employer.

2.7 [Reserved.]

2.8 Employee. Any member of a select group of management and highly compensated employees employed by an Employer.

2.9 Employer. The Sponsoring Employer and each corporation which is a member of the “affiliated group” (as defined in Section 1504(a) of the Code) with the Sponsoring Employer. When used with reference to an Employee or Participant, the term shall mean the Employer employing the Employee or Participant.

2.10 Initial Year Contribution. Contributions made to the Accounts of a Participant pursuant to Section 4.1 of the Plan, in respect of the year in which the Participant’s Participation Date occurred, including all gains (or losses) attributable to such contributions.

2.11 Investment Options. The investment vehicles in which a Participant’s Accounts shall be deemed invested. Investment Options shall be limited to those offered to participants in the Retirement and Savings Plan as of that date; provided, however, that no Participant shall be permitted to invest in a brokerage account.

2.12 OTRP Rollover Account. The account which reflects balances transferred from the Humana Officers’ Target Retirement Plan on November 1, 2007.

2.13 Participant. An Employee who has met the requirements of Article 3 for participation hereunder. Where the context so permits or requires, the term shall also include a person who was a Participant prior to the termination of the Participant’s employment with an Employer and who is entitled to a Supplemental Benefit after such person’s employment terminates.

2.14 Payment Commencement Date. The date on which the payment of a Participant’s Supplemental Benefits are scheduled to be paid or commence pursuant to Article V and the applicable election of the Participant.

2.15 Participation Date. The later of the applicable date specified in Section 3.1 or the date a Participant receives the notice described in Section 3.3.

2.16 Plan. The Humana Supplemental Executive Retirement and Savings Plan provided for herein, as it may be amended from time to time.

2.17 Plan Administrator. The Plan Administrator shall be the Sponsoring Employer.

2.18 Plan Year. The twelve consecutive month period commencing on the first day of January and ending on the last day of the immediately following December.

2.19 Qualified Plans. Each of the Humana Retirement and Savings Plan and the Humana Puerto Rico 1165(e) Retirement Plan.

2.20 Qualified Pretax Savings Account. The Pretax Savings Account of a Participant in a Qualified Plan.

2.21 Qualified Retirement Account. The Retirement Account of a Participant in a Qualified Plan.

2.22 Related Employer. Any subsidiary or affiliate of the Sponsoring Employer, which is designated by the Board of Directors to be a Related Employer.

2.23 Retirement. A Participant’s retirement on or after the first day of the month coincident with or following the date on which all of the following shall have occurred:

(a) the Participant has completed five years of retirement service;

(b) the Participant has reached at least age 55; and

(c) the Participant’s age plus years of retirement service equals or exceeds 65.

A Participant’s “years of retirement service” shall be determined as provided for in the Retirement and Savings Plan.

2.24 Retirement and Savings Plan. The Humana Retirement and Savings Plan, as it may be amended from time to time.

2.25 Section 409A. Section 409A of the Code and the regulations and interpretive guidance issued thereunder.

2.26 Separation from Service. A Participant will be treated as having a Separation from Service if it is not reasonably expected that the Participant will continue to provide services to the Sponsoring Employer or any other Employer who has adopted the Qualified Plans (whether as an employee or independent contractor, but not as a director) that exceeds twenty percent (20%) of the average level of bona fide services performed by the Participant over the immediately preceding thirty-six (36) month period (or the full period of services if the Participant has been providing services less than thirty-six (36) months).

2.27 Sponsoring Employer. Humana Inc., a Delaware corporation.

2.28 Supplemental Benefits. The benefits available under the Plan, including the Supplemental Retirement Benefit, the Supplemental Pretax Savings Benefit, and the amount credited to the OTRP Rollover Account, unless otherwise specified.

2.29 Supplemental Pretax Savings Account. The account established by that name on behalf of a Participant.

2.30 Supplemental Retirement Account. The account established by that name on behalf of a Participant.

2.31 Supplemental Pretax Savings Benefit. The benefit described in Section 4.1(b).

2.32 Supplemental Retirement Benefit. The benefit described in Section 4.1(a).

ARTICLE 3

PARTICIPATION IN THE PLAN

3.1 Eligible Employees. Persons eligible to participate in the Plan include (i) each Employee who is a participant in a Qualified Plan (a) after August 31, 1982, in the case of the Supplemental Retirement Account and (b) May 1, 1988, in the case of the Supplemental Pretax Savings Account and (ii) as of November 1, 2007, in the case of persons whose accounts have been transferred to the Plan from the Humana Officers’ Target Retirement Plan. Participants shall participate in this Plan to the extent of the benefits stated herein.

3.2 Provisions of Plan Binding on Participants. Upon becoming a Participant, a Participant shall be bound then and thereafter by the terms of this Plan, including all amendments to the Plan.

3.3 Notification of Participation. Each Employee shall become a Participant on the date he or she receives notification to that effect.

3.4 Termination of Benefit Accrual. An Employee’s accrual of benefits under this Plan shall cease upon the Employee’s Separation from Service.

ARTICLE 4

SUPPLEMENTAL BENEFITS

4.1 Amount of Supplemental Benefits.

(a) Supplemental Retirement Benefits. Each Participant shall become entitled to Supplemental Retirement Benefits for a Plan Year equal to the difference, if any, between the actual contribution by the Employer to a Qualified Retirement Account on behalf of the Participant for such Plan Year and the amount of the contribution which would otherwise have been made by the Employer on behalf of such Participant for such Plan Year but for the compensation limitation of Section 401(a)(17) of the Code and the annual additions limitations imposed by Section 415 of the Code, and effective January 1, 2008 with respect to limitations imposed by applicable sections of the Puerto Rico Internal Revenue Code.

(b) OTRP Rollover Benefits. Amounts that have been transferred to the Plan in respect of a Participant’s accrued benefit under the Humana Officers’ Target Retirement Plan shall be allocated to the Participant’s OTRP Rollover Account as of November 1, 2007.

(c) Supplemental Pretax Savings Benefits. Each Participant shall become entitled to Supplemental Pretax Savings Benefits for a Plan Year equal to the difference, if any, between the actual Employer matching contribution to a Qualified Pretax Savings Account made on behalf of the Participant for such Plan Year and the amount the Employer matching contribution would otherwise have been on behalf of such Participant for such Plan Year but for the legal limitations on the Participant’s contributions and the Employer’s contributions, and effective January 1, 2008 with respect to limitations imposed by applicable section of the Puerto Rico Internal Revenue Code; provided, however, that for Plan Years beginning before 2008, Participants shall be entitled to benefits under this section only if such difference is equal to or greater than eight hundred dollars ($800.00) in such Plan Year.

4.2 Accrual of Supplemental Benefits. The Supplemental Retirement Benefit and the Supplemental Pretax Savings Benefit shall be deemed to accrue to the Participant’s Supplemental Retirement Account and Supplemental Pretax Savings Account no later than the date on which the annual retirement contribution is made to the applicable Qualified Plan. No benefit will accrue with respect to any Plan Year if the Participant ceases to be an active employee before the end of such Plan Year, unless cessation of employment is due to death, Retirement, disability or a Change in Control, in which case the Participant will be entitled to benefits prorated to the date on which the Participant ceases to be an active employee.

4.3 Investment Options.

(a) Accruals for Plan Years Prior to and Including 2006. With respect to accruals made to a Participant’s Supplemental Retirement Account and Supplemental Pretax Savings Account for plan years prior to and including 2006, accruals were allocated among the Investment Options in accordance with the allocation of a Participant’s Retirement and Savings Plan account. Such allocations were effected at such times and with such exceptions as were established by the Administrator.

(b) Accruals for Plan Years After 2006. Each Participant shall elect the Investment Options in which accruals to the Participant’s Supplemental Retirement Account and Supplemental Pretax Savings Account shall be deemed to be allocated. A Participant’s accruals may be allocated in one percent increments among one or more of the Investment Options. If the Participant allocates less than 100% of his or her accruals pursuant to this Section 4.3(b), unallocated accruals shall be deemed to be allocated to the default investment option established by the Plan Administrator, or if no such default has been established by the Plan Administrator, to the default investment option established under the Retirement and Savings Plan. A Participant may change the allocation of accruals to his or her Supplemental Retirement Account and Supplemental Pretax Savings Account at any time in such manner as the Plan Administrator may prescribe.

(c) OTRP Rollover. Amounts allocated to a Participant’s OTRP Account shall initially be deemed to be invested in the applicable age appropriate target retirement fund Investment Option. Subsequently, a Participant may reallocate the balance in his or her OTRP Rollover Account pursuant to Section 4.4.

4.4 Reallocation Among Investment Options. Each Participant may reallocate the balances in his or her Accounts among the Investment Options in one percent increments. Effective November 1, 2007, changing Investment Options shall be permitted on a daily basis and shall be effected in such manner as the Plan Administrator may prescribe from time to time, which may include an online alternative.

4.5 Adjustments to Account Balances. The balances in Participants’ Accounts shall be adjusted for gains (or losses) as if such amounts were actually invested in the Investment Options selected by the Participants. Upon a Participant’s Separation from Service or cessation of active participation in this Plan for any reason, the balances in the Participant’s Accounts will continue to be allocated among the Investment Options subject to reallocation pursuant to Section 4.4.

ARTICLE 5

DISTRIBUTION OF BENEFITS

5.1 Eligibility for Distribution of Supplemental Benefits. Except as otherwise provided in Article 5, the payment of the Participant’s Supplemental Benefits shall commence no later than ninety (90) days following the Participant’s Separation from Service (the “Payment Commencement Date”). The form of the payment shall be governed by Section 5.2 notwithstanding the form of distribution of the Participant’s benefits from the Retirement and Savings Plan. All payments shall be made in cash.

5.2 Form of Payment. If a Participant does not elect an alternative form of distribution in accordance with Section 5.3, the Participant’s distribution will be made in the form of a lump sum distribution.

5.3 Initial Election of Form of Distribution. Prior to the later of December 31, 2008 and the date that is thirty (30) days after a Participant’s Participation Date, a Participant may elect one of the following alternative forms of distribution for amounts other than the Initial Year Contribution:

(a) Periodic installments (either monthly, quarterly or annually) for a period not to exceed 20 years, to the extent permitted under Section 409A; provided, however, that this form of payment will only be available if the Participant’s balance in the account from which the periodic payments would be made exceeds $100,000, or such lesser amount, if any, permitted under Section 409A. In the event that the benefit payments are in the form of installments, the Participant’s Accounts shall be deemed to be invested in the Stable Value Fund or a fund similar to the Stable Value Fund then available under the Retirement and Savings Plan; or

(b) An annuity in any form permitted from the Retirement and Savings Plan at the time of a Participant’s election; provided, however, that an annuity form of payment will only be available if the Participant’s balance in the account from which the annuity payment would be made exceeds $100,000, or such lesser amount, if any, permitted under Section 409A.

A Participant’s initial election pursuant to this Section 5.3 shall become irrevocable on the later of (i) December 31, 2008 or (ii) the thirtieth (30th) day after the Participant’s Participation Date, except for subsequent elections made in accordance with Section 5.4. A Participant’s Initial Year Contribution will be paid at the time and in the manner provided for in Sections 5.1 and 5.2

5.4 Subsequent Election. At any time after the date that is thirty (30) days after a Participant’s Participation Date, a Participant may change the form of payment method from the lump sum distribution provided in Section 5.2 to one of the alternatives provided in Section 5.3 or, if an initial election was made pursuant to Section 5.3, from the payment method specified in such election to a lump sum distribution, provided that any such election that is made before January 1, 2009 shall be made in accordance with IRS Notice 2007-86 and any such election that is made after December 31, 2008 (i) will not be effective for twelve (12) months after the date on which such election is made, (ii) must be made not less than twelve (12) months prior to the date of the first scheduled payment of the Participant’s Supplemental Benefits and (iii) will result in a Payment Commencement Date that is at least five (5) years after the previously scheduled Payment Commencement Date. A Participant may not change any election (or non-election) such Participant has made with respect to Section 5.5(a) or Section 5.5(b).

5.5 Change in Control Election. Prior to the later of December 31, 2008 or the date that is thirty (30) days after a Participant’s Participation Date, a Participant may make a separate election that in the event of a Change in Control which also constitutes a “change in ownership or effective control” of the Company or a “change in ownership of a substantial portion of the assets of” the Company, in each case within the meaning of Section 409A, his or her Supplemental Benefits (other than his or her Initial Year Contribution) shall be distributed in

(a)	A lump sum to be paid at the effective time of the Change in Control; or

(b)	A lump sum to be paid following the Participant’s Separation from Service within two (2) years following the Change in Control.

If the Participant does not make a separate Change in Control election, his or her Supplemental Benefits will be paid at the time and in the manner provided for in Sections 5.1 and 5.2 or, except for the Participant’s Initial Year Contribution, pursuant to the Participant’s alternative election made in accordance with Section 5.3 or 5.4.

5.6 Rabbi Trust. Upon the effective date of a Change in Control, the Sponsoring Employer shall create a “Rabbi Trust” (i.e., a grantor trust designed to hold funds to be used to pay benefits under a deferred compensation arrangement without such funds becoming taxable to the Participants entitled to such benefits until paid to such Participants) in the form set forth on Appendix B with a major financial institution selected by the Sponsoring Employer to which the Sponsoring Employer shall transfer funds in an amount equal to the aggregate balance of all Participants’ Accounts as of the date of the Change in Control, but excluding amounts to be paid in a lump sum immediately following the Change in Control.

5.7 Source of Supplemental Benefits. The Supplemental Benefits shall not be funded but shall constitute liabilities of the Sponsoring Employer, payable when due from the general assets of the Employer or, if a Rabbi Trust has been established pursuant to Section 5.6, such Rabbi Trust. The Sponsoring Employer shall pay all costs, charges and expenses related thereto. No Participant or other person shall have any right or claim to the payment of Supplemental Benefits which in any manner whatsoever is superior to or different from the right or claim of a general and unsecured creditor of the Sponsoring Employer.

5.8 Distributions to Beneficiaries. Effective November 1, 2007, if at the time of a Participant’s death a distribution is still outstanding, the remaining benefits shall be paid to the Participant’s Beneficiary in a single lump sum as soon as practicable following the death of the Participant and the determination of the Beneficiary but in no event later than ninety (90) days after the Participant’s death. If a Participant’s death occurs while any amount remains in the Participant’s Accounts and the Participant’s Beneficiary does not survive the Participant, the remaining benefits shall be paid to the Participant’s Secondary Beneficiary. If a deceased Participant is not survived by either a Beneficiary or Secondary Beneficiary (or if no Beneficiary was effectively named), the benefits shall be paid in a single sum to the estate of the Participant and the Plan Administrator shall be fully protected in paying such benefits to such deceased Participant’s personal representative, irrespective of whether payments are actually made to a person or persons who in fact are not the personal representative of the deceased Participant.

5.9 Payments to Specified Employees. Notwithstanding any other provision in the Plan, payments of Supplemental Benefits owed to any Participant pursuant to the Plan who is a “specified employee” as defined under Section 409A, shall not be made or commenced pursuant to the Plan to the Participant until the date that is six (6) months and one (1) day after the Participant’s Separation from Service and shall be paid or commenced on such date; provided, however, that this Section 5.9 shall not apply if the Participant’s Separation from Service occurs by reason of his or her death. If this Section 5.9 applies and the method of payment of the Participant’s Supplemental Benefits is not a lump sum, the first payment to the Participant will include all amounts that would have been paid during the six (6) month and one (1) day period but for this Section 5.9

ARTICLE 6

PLAN ADMINISTRATION

6.1 Duties of Plan Administrator. The Plan Administrator shall be responsible for making all policy decisions which arise under the Plan and shall be responsible for administering the Plan and keeping records of Supplemental Benefits.

6.2 Establishment of Rules and Claims Procedure. Subject to the limitations of the Plan, the Plan Administrator shall from time to time establish rules for the administration of the Plan. Without limiting the generality of the preceding sentence, it is specifically provided that the Plan Administrator shall set forth the procedures to be followed in presenting claims for benefits under the Plan. In case of any factual dispute hereunder, the Compensation Committee shall resolve such dispute giving due weight to all evidence available to it. The Compensation

Committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. All such determinations shall be final, conclusive and binding.

6.3 Employment of Counsel, Etc. The Compensation Committee may employ such counsel, accountants and other agents, as it shall deem advisable. The Sponsoring Employer shall pay the compensation of such counsel, accountants and other agents and any other expenses incurred by the Compensation Committee in the administration of the Plan.

6.4 Payment of Expenses. The reasonable costs and expenses incurred by the Compensation Committee in the performance of its duties hereunder, excluding compensation for services, but including, without limitation, reasonable fees for legal, accounting and other services rendered, shall be paid by the Sponsoring Employer.

ARTICLE 7

AMENDMENTS AND RESERVATION OF COMPANY RIGHTS

7.1 Rights Generally to Make Amendments. By action of the Board of Directors, the Sponsoring Employer shall have the right at any time by instrument of writing, to modify, alter, amend or terminate the Plan in whole or in part, provided that any Benefit which has actually accrued and become distributable hereunder shall not be affected thereby, and provided that no amendment increases the obligations of any Employer to make contributions hereunder unless such Employer approves such amendment. Further, no amendment shall be made which shall decrease any Participant’s Account balance. Subject to the foregoing restrictions, the committee appointed pursuant to Article 10 of the Retirement and Savings Plan shall also have the authority to amend the Plan in any manner which is necessary to comply with Section 409A and the authority to adopt any other amendment to the Plan which does not have the effect of materially increasing the liability of any Employer; provided, however, that no amendment by such committee may affect any Participant who is a member of such committee unless it applies to Participants generally.

7.2 Conditions to Amendments, Suspension or Termination. Notwithstanding the provisions of Section 7.1, no amendment, suspension or termination shall adversely affect:

(a) The Supplemental Benefits of any Participant, or the Beneficiary or Secondary Beneficiary of any Participant who has retired prior thereto; or

(b) The right of any Participant then employed by the Employer to receive upon retirement or other termination of employment, or the Participant’s Beneficiary or Secondary Beneficiary to receive upon the Participant’s death, the accrued Supplemental Benefits to which such person would have been entitled under the Plan prior to its amendment, suspension or termination.

7.3 Accelerated Distribution Upon Loss of Tax Deferral. In the event that this Plan fails to satisfy the requirements of Section 409A and as a consequence a Participant becomes subject to federal income tax on all or any portion of his or her Account Balance for which such Participant is not then scheduled to receive a distribution under the Plan, notwithstanding any other provision of the Plan or distribution election made by such Participant, the Plan Administrator shall accelerate the payment of that portion of the Participant’s Accounts which the Plan Administrator reasonably determines to be subject to such taxation in a lump sum payable on a date determined by the Plan Administrator.

ARTICLE 8

CHANGE IN EMPLOYMENT

8.1 Participant Transfer from Employer to Employer. A Participant who transfers employment from one Employer to another Employer shall not be considered as terminating employment with an Employer and shall continue to be a Participant in this Plan without interruption.

8.2 Participant Transfer from Employer to Related Employer. A Participant who transfers employment to a Related Employer that has not adopted the Qualified Plans shall not be considered as terminating employment with an Employer and shall remain an active Participant in the Plan, except that no further benefits shall be accrued on such Participant’s behalf under Article 4. Although no further benefits may be accrued, the Participant’s Supplemental Benefits may continue to be allocated among the Investments Options in accordance with Section 4.4.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Prohibition Against Assignment. Neither the interest of a Participant or any other person nor the Supplemental Benefits payable hereunder, is subject to the claim of creditors of Participants or their Beneficiaries, and will not be subject to attachment, garnishment or any other legal process. Neither a Participant nor the Participant’s Beneficiaries may assign, sell, borrow on or otherwise encumber any of the Participant’s beneficial interest in the Plan, nor shall any such benefits be in any manner liable for or subject to the deeds, contracts, liabilities, engagements or torts of any Participant or Beneficiary. All such payments and rights thereto are expressly declared to be non-assignable and non-transferable, and in the event of any attempt of assignment or transfer, the Employer shall have no further liability hereunder.

9.2 Plan Voluntary on Part of Employers. Although it is the intention of each Employer that this Plan shall be continued, this Plan is entirely voluntary on the part of each Employer, and the continuance of the Plan is not assumed as a contractual obligation of an Employer other than as may be provided by Article 7.

9.3 Plan Not Contract of Employment. This Plan shall not be deemed to constitute a contract between the Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the

Employer or to interfere with the right of the Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon such individual as a Participant in the Plan.

9.4 Form of Notice. Any references in this Plan to written notice may, at the option of the Employer, be made by electronic notice.

9.5 Construction.

(a) This Plan shall be construed and enforced according to the laws of the Commonwealth of Kentucky, and all provisions hereunder shall be administered according to the laws thereof. It is intended that this Plan be exempt from Title I of the Employee Retirement Income Security Act of 1974, as amended, under Section 4(b)(5) thereof, as an excess benefit plan and as a plan which is unfunded and maintained by the Employer for the purpose of providing deferred compensation for a select group of highly compensated employees, and any ambiguities in construction shall be resolved in favor of interpretation which will effectuate such intentions.

(b) Any words herein used in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

(c) Titles of articles and headings to sections are inserted for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles and headings, shall control.

9.6 Payment to Minors, Etc. In making any payment to or for the benefit of any minor or incompetent Beneficiary, or incompetent Participant, the Plan Administrator, in its sole, absolute and uncontrolled discretion, may, but need not, make such payment to a legal or natural guardian or other relative of such minor or court appointed committee of such incompetent, or to any adult with whom such minor or incompetent temporarily or permanently resides, and any such guardian, committee, relative or other person shall have full authority and discretion to expend such distribution for the use and benefit of such minor or incompetent, and the receipt by such guardian, committee, relative or other person shall be a complete discharge to the Employer, without any responsibility on its part to see to the application thereof.

[signature page follows]

IN WITNESS WHEREOF, the Sponsoring Employer has caused this instrument to be executed and attested thereto by its duly authorized officers this 29th day of July, 2009.

HUMANA INC.

Attest:	By:	/s/ Michael B. McCallister
Michael B. McCallister
President & Chief Executive Officer

/s/ Joan O. Lenahan
Joan O. Lenahan
Vice President & Secretary

APPENDIX A

The below definition of Change in Control is the definition used in the Humana Inc. 2003 Stock Incentive Plan. All definitions referred to herein shall have the definitions ascribed to them in the 2003 Stock Incentive Plan.

“Change in Control” shall mean the occurrence of:

1)	An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”) (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

2)	The individuals who, as of the effective date of this Plan are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

3)	The consummation of:

a)	A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where:

i) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and no agreement, plan or arrangement is in place to change the composition of the board of directors following the merger, consolidation or reorganization; and

iii) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

b)	A complete liquidation or dissolution of the Company; or

c)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

APPENDIX B

FORM OF RABBI TRUST

APPENDIX B

TRUST UNDER

DEFERRED COMPENSATION PLAN

THIS TRUST AGREEMENT (“Trust Agreement”) is made this Click and type Day day of Click and type Month , Click and type Year , by and between (i) <NAME OF COMPANY CREATING TRUST>, a <state of incorporation> corporation (“Company”) and (ii) <NAME OF TRUSTEE>, (“Trustee”).

RECITALS:

A. Company has adopted the <Name of Company creating Trust> Deferred Compensation Plan (“Plan”), which is a nonqualified deferred compensation plan.

B. Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan.

C. Company wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency (as herein defined), until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan.

D. It is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

E. It is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan.

AGREEMENT:

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

1. ESTABLISHMENT OF TRUST.

(a) Company hereby deposits with Trustee in trust $            , which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b) The Trust hereby established is revocable by Company; it shall become irrevocable upon a “Change in Control” as that term is defined in the Plan.

(c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency.

(e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

2. PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

(a) Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

(b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

(a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1) The Board of Directors of Company and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

(4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

4. PAYMENTS TO COMPANY. Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

5. INVESTMENT AUTHORITY.

(a) The Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercised by or rest with the Plan Participants. The Committee shall direct Trustee as to the investment of the Trust assets.

(b) Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

(c) All amounts paid to Trustee by Company shall be held and administered by Trustee as a single trust and Trustee shall not be required to segregate and invest separately any part of the Trust representing interests of individual Plan participants.

(d) Neither any Plan participant nor their beneficiaries shall have any authority or control whatsoever over the investments of the Trust.

(e) Trustee shall have all the powers necessary to carry out the provisions hereunder. Trustee shall have the custody of all cash, securities and investments received or purchased in accordance with the terms hereof. Trustee may sell or exchange any property or asset of the Trust at public or private sale, with or without advertisement, upon terms acceptable to Trustee and in such manner as Trustee may deem wise and proper. The proceeds of any such sale or exchange may be reinvested as provided hereunder. The purchaser of any such property from Trustee shall not be required to look to the application of the proceeds of any such sale or exchange by Trustee. Trustee may participate in the reorganization, recapitalization, merger or consolidation of any corporation in which Trustee may own stock or securities and may exercise any subscription rights or conversion privileges, and generally may exercise any of the powers of any owner with respect to any stock or other securities or property comprising the Trust. Trustee may, through any duly authorized officer or proxy, vote or refrain from voting any shares of stock or securities which Trustee may own from time to time.

(f) Trust may retain in cash such funds as from time to time it may deem advisable.

(g) Trustee may hold stocks or other securities in its own name as Trustee, with or without the designation of the Trust, or in the name of a nominee selected by it for that purpose, and may deposit securities with a depository trust company, but Trustee shall nevertheless be obligated to account for all securities owned by it as a part of the Trust, notwithstanding the name in which the same may be held.

6. DISPOSITION OF INCOME. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

7. ACCOUNTING BY TRUSTEE. Trustee shall keep accurate and detailed records of all investments, receipts, disbursements and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 45 days following the close of each calendar year, and within 45 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

8. RESPONSIBILITY OF TRUSTEE.

(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

(c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(d) Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(e) Notwithstanding the provisions of Section 8(d) hereof, Trustee may loan to Company the proceeds of any borrowing against any insurance policy held as an asset of the Trust.

(f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or by applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom within the meaning of Treas. Reg. § 301.7701-2.

9. COMPENSATION AND EXPENSES OF TRUSTEE. Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

10. RESIGNATION AND REMOVAL OF TRUSTEE.

(a) Trustee may resign at any time by written notice to Company, which shall be effective 30 days after receipt of such notice unless Company and Trustee agree otherwise.

(b) Trustee may be removed by Company on 10 days notice or upon shorter notice acceptable by Trustee; provided, however, that upon a Change in Control, Trustee may not be removed by Company for one year.

(c) If Trustee resigns within one year after a Change in Control, Company shall apply to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions.

(d) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(e) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under Sections 10(a) or 10(b) hereof. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

11. APPOINTMENT OF SUCCESSOR.

(a) If Trustee resigns or is removed in accordance with Sections 10(a) or 10(b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

(b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for, and Company shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

12. AMENDMENT OR TERMINATION.

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan unless sooner revoked in accordance with Section 1(b) hereof. Upon termination of the Trust, any assets remaining in the Trust shall be returned to Company.

(c) This Trust Agreement may not be amended by Company for one year following a Change in Control.

13. MISCELLANEOUS.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules.

14. EFFECTIVE DATE. The effective date of this Trust Agreement shall be the date of its execution.

IN WITNESS WHEREOF, the parties have executed this Trust Agreement as of the date first written above.

X_NAME OF COMPANY CREATING TRUST_X

By:
Title:
(“x_DefinedName_x”)

X_NAME OF TRUSTEE_X

By:
Title:
(“x_DefinedName_x”)